Rule 424(b)(3)
                                                          File No. 333-3803

          PRICING SUPPLEMENT NO. 3, DATED February 23, 1999
          (To Prospectus dated September 30, 1996
          and Prospectus Supplement dated September 30, 1996)

          NATIONAL FUEL GAS COMPANY

          (Medium-Term Notes, Series D)

          Trade Date:   February 23, 1999

          Principal Amount:   $100,000,000

          Price to Public:   99.361%

          Issue Date:    February 26, 1999 (the Offered Notes
                            will bear interest from February 26, 1999)

          Maturity Date:   March 1, 2009

          Interest Rate:   6.0%

          Interest Payment Dates: March 1 and September 1, commencing
                                     September 1, 1999

          Proceeds to the Company:   $98,736,000

          Redemption Terms:   Non-redeemable

          Repayable at the option of holder:  Yes      No  x
                                                 -----   -----

               Repayment Date:  N/A

               Repayment Price:  N/A

               Election Period:  N/A

               Other Terms:  N/A


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                                     UNDERWRITING

                    Subject to the terms and conditions set forth in a Terms Agreement, dated February 23, 1999, between Lehman Brothers Inc. (Purchaser) and the Company (Terms Agreement), the Purchaser has agreed to purchase from the Company, and the Company has agreed to sell to the Purchaser, as principal, $100,000,000 principal amount of Offered Notes.

                    Under the terms and conditions of the Terms Agreement, the Company has agreed that from the date of this Pricing Supplement through the Issue Date set forth above, it will not offer for sale, issue or sell, or enter into any agreement to offer for sale, issue or sell, any securities of the Company having terms substantially similar to those of the Offered Notes.

                    In connection with the offering of the Offered Notes, the Purchaser may engage in transactions that stabilize, maintain or otherwise affect the price of the Offered Notes.
          Specifically, the Purchaser may overallot in connection with the offering of the Offered Notes, creating a short position. In addition, the Purchaser may bid for and purchase Offered Notes in the open market to cover short positions or to stabilize the price of the Offered Notes. Finally, the Purchaser may reclaim selling concessions allowed for distributing the Offered Notes in the offering of the Offered Notes, if the Purchaser repurchases previously distributed Offered Notes in covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Offered Notes above independent market levels. The Purchaser is not required to engage in any of these activities, and may end any of them at any time.